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                                                                    EXHIBIT 99.3

                                                     Contact:  Bob Rau
                                                               (619) 691-2057
                                                               Laurence Chapman
                                                               (619) 691-3002

                         ROHR ANNOUNCES LAWSUIT FILED

     CHULA VISTA, CALIF.; September 26, 1997 - Rohr, Inc., (NYSE: RHR) announced today that a lawsuit has been filed against Rohr, the members of its board of directors and The BF Goodrich Company arising out of the recently announced merger agreement between Rohr and BF Goodrich. The lawsuit, a purported class action filed by Robert Schippers in the California Superior Court in San Diego, alleges that Rohr and its board of directors breached their fiduciary duties to Rohr's stockholders by entering into a merger agreement with BF Goodrich on an allegedly "preferential" basis, without performing a market check or open auction for the sale of Rohr and without negotiations with all potential bidders for the Company. The lawsuit seeks an injunction against the merger with BF Goodrich or, in the event the merger is consummated, rescission of the merger and/or damages. The company stated that it believes that this lawsuit is without merit and that it intends to defend against the lawsuit vigorously.

     Rohr designs, integrates, manufactures, sells and supports aircraft engine nacelle systems and components for large commercial aircraft. Rohr reported total revenues of $771 million in fiscal 1996. Rohr, headquartered in Chula Vista, Calif., has operations in the United States, Europe and Asia.